                                                                    E2 1 of 36

                                  Exhibit 2a.

The accompanying balance sheets and profit and loss statements for Concept Cablevision of South Carolina, Inc. (the Cable Company) are unaudited. The issued and outstanding shares of the Cable Company were acquired by Phoenix Concept Cablevision, Inc. on September 15, 1994 through foreclosure on a defaulted note receivable to the Registrant and affiliates. The Registrant owns approximately 58% of the outstanding shares of Phoenix Concept Cablevision, Inc.

Audited financial statements of the Cable Company satisfying the requirements of Rule 3-05 of Regulation S-X are not available. In addition, an unaudited balance sheet as of June 30, 1993, an unaudited statement of cash flows for the six months ended June 30, 1994 and 1993, and an unaudited statement of operations for the six months ended June 30, 1994 and 1993 are not available. In lieu of the one year audited financial statement required under of Rule 3-05 of Regulation S-X, Registrant has included an unaudited balance sheet and statement of operations for such period. In lieu of the interim financial statements required under Rules 3-01 and 3-02 of Regulation S-X, Registrant has included an unaudited balance sheet as of August 31, 1994 and an unaudited profit and loss statement for the eight months ended August 31, 1994.

                                                                    E2 2 of 36

August 31, 1994

Concept Cablevision of South Carolina, Inc.

                                 Balance Sheet
                             As of August 31, 1994

CURRENT ASSETS
  Cash - Integra Bank                  $      731.26
  Cash - Farmers and Merchants              1,439.14
  Cash - The Farmers Bank                  25,589.62
  Petty Cash                                  100.00
                                        -------------
Total Cash                                 $  27,860.02

  Accounts Receivable                      39,433.77
  Amount Due From Affiliates               (4,690.15)
                                        -------------
Total Receivables                          $  34,743.62

  Prepaid Expenses                         16,237.13
  Deposits                                  1,188.00
                                        -------------
Total Other Assets                         $  17,425.13
                                        -------------
TOTAL CURRENT ASSETS                              $80,028.77

FIXED ASSETS
  Land                                 $   20,460.00
  Earth Stations                           40,603.25
  Head End - Tower                         84,835.94
  Head End - Building                       8,300.00
  Head End - Electronics                  196,232.56
  Distribution Plant - Aerial             700,935.42
  Distribution Plant - Underground         14,506.03
  Connections                             237,380.02
  Other Equipment                          12,356.72
  Vehicles                                  7,772.60
  Accumulated Depreciation               (426,203.94)
  Purchased Franchises                    230,181.11
  Accumulated Amortization                (77,852.76)
                                       -------------
TOTAL FIXED ASSETS                             $1,049,506.95
                                               -------------
TOTAL ASSETS                                         $1,129,535.72
                                                      ============

                                                                    E2 3 of 36

August 31, 1994

                  Concept Cablevision of South Carolina, Inc.

                                 Balance Sheet
                             As of August 31, 1994

CURRENT LIABILITIES
  Accounts Payable                     $   13,373.61
  Insurance Premium Payable                 3,439.07
  Sales Tax Payable                         2,398.62
  Franchise Fees Payable                    8,367.49
  Pre-Paid Sub Accounts                     5,264.49
  Amounts Due BCI                        (103,463.09)
                                       -------------
Gross Accounts Payable                      $ (70,619.81)

  SBA Loan                                 16,368.54
  Amounts Due Affiliate; HUGO Loans         8,307.51
  Helen P. Belisle's Loan - HUGO           26,900.00
  Management Fee Payable                   87,947.34
  Customer Deposits                         3,730.00
                                       -------------
TOTAL CURRENT LIABILITIES                   $  72,633.58

LONG TERM LIABILITIES
  Long Term Debt                       $ 1,150,000.00
  Accrued Interest                       1,488,070.20
                                         -------------
TOTAL LONG TERM LIABILITIES                $2,638,070.20
                                            -------------
TOTAL LIABILITIES                               $2,710,703.78
                                                -------------
STOCKHOLDER'S EQUITY:
  Common Stock                                  $1.00
  Additional Paid-in Capital               346,181.90
  Stockholder's Equity                  (1,812,291.98)
Net Profit / (Loss)                       (115,058.98)
                                         -------------
TOTAL STOCKHOLDER'S EQUITY                     $(1,581,168.06)
                                                -------------
TOTAL LIABILITIES AND EQUITY                        $1,129,535.72
                                                    =============

                                                                    E2 4 of 36

Date:              Concept Cablevision of South Carolina, Inc.
August 31, 1994
                           Profit and Loss Statement
                For the period August 1, 1994 to August 31, 1994

                          Current Period   RATIO  Year to Date
                              Amount                 Amount
SALES INCOME
Basic                     $   34,788.54    65.45  $ 275,772.79
Premium                       10,559.40    19.87     86,280.25
Commercial                     2,662.00     5.01     21,296.00
Additional Outlets               736.75     1.39      5,845.54
Converters                     1,504.32     2.83      9,553.83
Installations                  1,099.99     2.07      9,715.58
Delinquent Fee                   974.00     1.83      7,074.00
Other                            814.32     1.53      8,850.97
                           -------------  -------  ------------
Gross Sales               $   53,139.32    99.98  $ 424,388.96

Sales Returns                    (10.29)    (.02)       729.20
                           -------------  -------  ------------
TOTAL INCOME FROM
OPERATIONS                $   53,149.61   100.00  $ 423,659.76

OPERATING EXPENSES
Write Offs                $    1,353.68     2.55  $   8,133.98
Pole Attachments               1,312.81     2.47     10,502.48
Utilities                      1,102.22     2.07      7,219.86
Vehicle Exp-Fuel                 790.89     1.49      2,895.33
Vehicle Exp-Lease                   .00      .00      1,750.00
Vehicle Exp-Maint                  3.00      .01      1,522.69
Head End Electronics
  Repair                         408.76      .77      1,446.35
Distrib. Plant Aerial
  Repair                            .00      .00         98.28
Small Tools Expense                4.94      .01        690.68
Program Fees                  12,006.04    22.59     90,681.62
Personnel Fees                 8,009.30    15.07     53,145.82
Telephone                        457.00      .86      4,867.19
Postage                          783.50     1.47      5,288.37
Office Rent                      350.00      .66      2,800.00
Equipment Rental                  45.16      .08        361.28
Office Supplies                  292.36      .55      4,150.18
Travel                              .00      .00      2,558.78
Meals and Entertainment        1,115.61     2.10      1,526.27
Licenses and Taxes                96.00      .18        569.99
Legal and Professional        14,478.11    27.24     27,536.16
Memberships & Dues               117.50      .22        698.12
Employee Insurance               437.04      .82      3,496.32
Franchise Fees                   495.21      .93      4,371.25
Copyrights                        92.94      .17        787.68
Collection Expense                 2.65      .00        642.90

                                                                    E2 5 of 36

Date:             Concept Cablevision of South Carolina, Inc.
August 31, 1994
                           Profit and Loss Statement
                For the period August 1, 1994 to August 31, 1994

                          Current Period   RATIO  Year to Date
                              Amount                 Amount

Miscellaneous Exp                120.37     .23         347.84
Guides                           152.18     .29       1,217.44
Advertising                         .00     .00          79.73
Insurance                      1,241.65    2.34       9,447.35
Bank Charges                        .00     .00          75.80
                          --------------- ------- ------------
TOTAL OPERATING EXP       $   45,268.92   85.17   $ 248,909.74
                          --------------- ------- ------------
NET INCOME FROM OPERATIONS     7,880.69   14.83   $ 174,750.02


OTHER INCOME
Other Income              $      192.49     .36   $   1,937.26
                         ---------------  ------  ------------
TOTAL OTHER INCOME        $      192.49     .36   $   1,937.26

OTHER EXPENSES
Management Fee            $    2,608.27    4.91   $  20,865.74
Interest                          88.93     .17      75,872.98
Financing                           .00     .00         676.38
Deferred Interest             32,568.77   61.28     177,298.02
South Carolina Sale                 .00     .00      12,805.76
System Clean-up (Hugo)              .00     .00       4,227.38
                          --------------- ------   -----------
TOTAL OTHER EXPENSES      $   35,265.97   66.35   $ 291,746.26
                          --------------- ------   -----------
NET INCOME (LOSS)         $  (27,192.79) (51.16)  $(115,058.98)
                          =============== ======   ===========

                                                                    E2 6 of 36

December 31, 1993

                  Concept Cablevision of South Carolina, Inc.

                                 Balance Sheet
                               For All Locations
                              For All Departments
                            As of December 31, 1993

                                     Assets
CURRENT ASSETS
  Cash - Integra Bank                  $    2,037.77
  Cash - Farmers and Merchants              2,096.92
  Cash - The Farmers Bank                  14,576.82
  Petty Cash                                  100.00
                                        -------------
Total Cash                                 $   18,811.51

  Accounts Receivable                      28,209.82
  Amount Due From Affiliates               (4,690.15)
                                        -------------
Total Receivables                          $   23,519.67

  Prepaid Expenses                          6,402.95
  Deposits                                  1,188.00
                                        -------------
Total Other Assets                         $    7,590.95
                                           -------------
TOTAL CURRENT ASSETS                           $   49,922.13

FIXED ASSETS
  Land                                 $   20,460.00
  Earth Stations                           40,603.25
  Head End - Tower                         84,835.94
  Head End - Building                       8,300.00
  Head End - Electronics                  196,024.76
  Distribution Plant - Aerial             700,935.42
  Distribution Plant - Underground         14,506.03
  Connections                             227,170.58
  Other Equipment                          12,156.38
  Vehicles                                  7,772.60
  Purchased Franchises                    230,181.11
  Depreciation & Amortization            (504,056.70)
                                        -------------
TOTAL FIXED ASSETS                             $1,038,889.37
                                               -------------
TOTAL ASSETS                                       $1,088,811.50
                                                   =============

                                                                    E2 7 of 36

December 31, 1993

                  Concept Cablevision of South Carolina, Inc.

                                 Balance Sheet
                               For All Locations
                              For All Departments
                            As of December 31, 1993

                             Liabilities And Equity

CURRENT LIABILITIES
  Accounts Payable                     $   23,152.64
  Insurance Premium Payable                      .00
  Sales Tax Payable                         2,050.69
  Franchise Fees Payable                   14,470.51
  Pre-Paid Sub Accounts                     5,740.35
  Amounts Due BCI                         (19,414.31)
                                        ------------
Gross Accounts Payable                    $    25,999.88

  Loan - Helen P. Belisle                        .00
  HBO Loan (Belisle)                             .00
  SBA Loan                                 30,600.57
  Amts Due Affiliate; HUGO Loan             8,307.51
  Helen P. Belisle's Loan - HUGO           26,900.00
  Management Fee Payable                   87,947.34
  Customer Deposits                         3,775.00
                                           -------------
     TOTAL CURRENT LIABILITIES             $  183,530.30

     LONG TERM LIABILITIES
       Long Term Debt                  $1,150,000.00
       Accrued Interest                 1,310,772.18
                                        -------------
     TOTAL LONG TERM LIABILITIES           $2,460,772.18
                                            -------------
     TOTAL LIABILITIES                        $ 2,644,302.48

     STOCKHOLDER'S EQUITY:
       Common Stock                            $1.00
       Additional Paid-in Capital         256,800.00
       Stockholder's Equity            (1,593,303.25)
     Net Profit / (Loss)                 (218,988.73)
                                        -------------
     TOTAL STOCKHOLDER'S EQUITY               $(1,555,490.98)
                                               --------------
     TOTAL LIABILITIES AND EQUITY                  $1,088,811.50
                                                   =============

                                                                    E2 8 of 36

                  Concept Cablevision of South Carolina, Inc.

                           Profit and Loss Statement
                               For All Locations
                              For All Departments
              For the period January 1, 1993 to December 31, 1993

                           Current Period    Year to Date
                          Amount     Ratio      Amount

SALES INCOME
Basic                $  396,742.81    62.84  $ 396,742.81
Premium                 136,026.58    21.55    136,026.58
Commercial               27,183.26     4.31     27,183.26
Additional Outlets       18,926.11     3.00     18,926.11
Converters               16,928.04     2.68     16,928.04
Installations            14,326.75     2.27     14,326.75
Delinquent Fee           10,723.32     1.70     10,723.32
Other                    10,499.81     1.66     10,499.81
                      -------------  -------  ------------
Gross Sales          $  631,356.68   100.00  $ 631,356.68

Sales Returns             1,258.07      .20      1,258.07
                      -------------  -------  ------------
TOTAL INCOME FROM
OPERATIONS           $  630,098.61    99.80  $ 630,098.61

OPERATING EXPENSES
South Carolina Sale  $         .00      .00  $        .00
Write Offs               25,729.98     4.08     25,729.98
Pole Attachments         19,533.37     3.09     19,533.37
Utilities                10,539.81     1.67     10,539.81
Vehicle Exp-Fuel          2,465.98      .39      2,465.98
Vehicle Exp-Lease         3,227.15      .51      3,227.15
Vehicle Exp-Maint         1,867.24      .30      1,867.24
Head End Electronics
  Repair                  2,708.78      .43      2,708.78
Distrib. Plant Aerial
  Repair                    447.16      .07        447.16
Small Tools Expense         533.15      .08        533.15
Program Fees            133,340.01    21.12    133,340.01
Personnel Fees           91,354.70    14.47     91,354.70
Telephone                 8,446.84     1.34      8,446.84
Postage                   7,893.90     1.25      7,893.90
Office Rent               4,200.00      .67      4,200.00
Equipment Repairs         1,271.25      .20      1,271.25
Equipment Rental            568.35      .09        568.35
Office Supplies           4,803.25      .76      4,803.25
Travel                    8,396.33     1.33      8,396.33
Meals and Entertainment   1,445.92      .23      1,445.92
Licenses and Taxes          535.56      .08        535.56
Legal and Professional   14,136.34     2.24     14,136.34
Memberships & Dues          713.02      .11        713.02

                                                                    E2 9 of 36

                  Concept Cablevision of South Carolina, Inc.

                           Profit and Loss Statement
                               For All Locations
                              For All Departments
              For the period January 1, 1993 to December 31, 1993

                           Current Period    Year to Date
                          Amount     Ratio      Amount

Employee Insurance        5,454.05      .86      5,454.05
Franchise Fees            8,224.45     1.30      8,224.45
Copyrights                  888.61      .14        888.61
Collection Expense        1,099.00      .17      1,099.00
Miscellaneous Exp           407.16      .06        407.16
Management Fee           31,953.12     5.06     31,953.12
Guides                    1,760.16      .28      1,760.16
Advertising                  28.53      .00         28.53
Marketing                   394.00      .06        394.00
Gifts                       282.75      .04        282.75
Insurance                 6,569.34     1.04      6,569.34
Bank Charges                 99.98      .02         99.98
                    --------------- -------  ------------
TOTAL OPERATING EXP $   401,319.24    63.56  $ 401,319.24
                    --------------- -------  ------------
NET INCOME FROM
OPERATIONS          $   228,779.37    36.24  $ 228,779.37

OTHER INCOME
Other Income        $     1,319.86      .21  $   1,319.86
                    ---------------  ------  ------------
TOTAL OTHER INCOME  $     1,319.86      .21  $   1,319.86

OTHER EXPENSES
Interest            $   181,952.19    28.82  $ 181,952.19
Financing                   901.84      .14        901.84
Depreciation             78,766.39    12.48     78,766.39
Amortization             12,861.44     2.04     12,861.44
Deferred Interest       174,606.10    27.66    174,606.10
                    ---------------  ------  ------------
TOTAL OTHER EXPENSES$   449,087.96    71.13  $ 449,087.96
                    ---------------  ------   -----------
NET INCOME (LOSS)   $  (218,988.73)  (34.69) $(218,988.73)
                    ===============  ======   ===========

                                                                    E2 10 of 36


                                  Exhibit 2b.

                       SETTLEMENT AGREEMENT AND RELEASES


                    This Settlement Agreement and Releases ("Agreement") is entered into as of this 15th day of September 1994, by and among Concept Cablevision of South Carolina, Inc., formerly Belisle Communications, Inc., a Delaware corporation ("Borrower"), Belisle Communications, Inc., a Delaware Corporation ("BCI"), Phoenix Leasing Incorporated, a California corporation, Phoenix Leasing Cash Distribution Fund III, a California limited partnership, Phoenix Concept Cablevision, Inc., a Nevada Corporation ("Phoenix Concept"), Helen P. Belisle ("H. Belisle") and B. Richer Belisle ("B. Belisle"), with reference to the following facts which shall conclusively be presumed to be true between the parties.

                                    RECITALS

                    A. Borrower owns cable television systems serving the communities of Holly Hill, St. George, Reevesville, Eutawville, the County of Orangeburg, certain unincorporated areas in the County of Dorchester located in South Carolina and other communities serviced by Borrower (individually and collectively referred to as the "Systems").

                    B. Borrower is indebted to Phoenix Leasing Incorporated to that certain senior loan agreement executed by Borrower in favor of Phoenix Leasing Incorporated dated September 30, 1987 ("Senior Loan Agreement"), pursuant to which Borrower made, executed and delivered to Phoenix Leasing Incorporated that certain promissory note in the original principal amount of $1,150,000 dated September 30, 1987 ("Note").

                    C. Subsequent to the execution of the Senior Loan Agreement and Note, on or about January 27, 1992, Borrower made, executed and delivered to Phoenix Leasing Incorporated that certain first amendment to senior loan agreement ("Amendment"). Pursuant to the terms of the Amendment, Borrower also made, executed and delivered to Phoenix Leasing Incorporated its amended and restated promissory note in the original principal amount of $1,150,000 dated effective January 1, 1992 ("Amended Note").

                    D. The loan made pursuant to the Senior Loan Agreement, Note, Amendment and Amended Note is hereinafter referred to as the "Loan."

                    E. The proceeds of the Loan evidenced by the Senior Loan Agreement, Amendment, Note and Amended Note were used to finance the acquisition and improvement of the Systems.

                    F. The Loan is secured by a first priority and valid and enforceable security interest in all of the Borrower's assets ("Collateral"), including, but not limited to (i) the Systems; (ii) the Real Properties (as defined below); (iii) those certain franchises more particularly described in Exhibit "A" attached hereto and incorporated herein ("Franchises"); and
(iv) those certain leases more particularly described in Exhibit "B" attached hereto and incorporated herein ("Leases"), as evidenced by that certain security agreement, dated September 30, 1987, made, executed and delivered to Phoenix Leasing Incorporated by Borrower, and by certain UCC financing statements (individually and collectively referred to as the "Security Agreement").

                    G.   The Loan is further secured by a first priority and
valid and enforceable security interest in 100 shares of previously issued stock of Borrower, denominated Certificate No. 1, ("Stock"), which Stock is owned by H. Belisle, as evidenced by that certain stock pledge agreement dated
September 30, 1987, made, executed and delivered by Belisle to Phoenix Leasing

                                                                    E2 11 of 36

Incorporated ("Stock Pledge Agreement"). The Stock represents 100% of the previously issued and outstanding stock of Borrower. On or about September 30, 1987, B. Richer Belisle made, executed and delivered to Phoenix Leasing Incorporated his spousal consent ("Spousal Consent") pursuant to which
B. Belisle consented to H. Belisle's pledge of stock pursuant to the Stock Pledge Agreement.

                    H. The Loan is further secured by those certain mortgages and security agreements made, executed and delivered to Phoenix Leasing Incorporated by Borrower on certain real property located in the counties of Orangeburg and Dorchester, South Carolina, and recorded on October 29, 1987 ("Mortgages") covering that certain real property described in Exhibit "C" attached hereto and incorporated herein ("Real Properties").

                    I.   On or about September 30, 1987, H. Belisle and
B. Belisle made, executed and delivered to Phoenix Leasing Incorporated their guarantees ("Guarantees") pursuant to which they agreed to guarantee and pay to Phoenix Leasing Incorporated all amounts owed by Borrower to Phoenix Leasing Incorporated under the Loan.

                    J. On or about September 30, 1987, Borrower, as owner of the Systems, and H. Belisle, as manager, entered into that certain management agreement ("Management Agreement"). In connection with the Loan, H. Belisle, Borrower and Phoenix Leasing Incorporated entered into that certain subordination agreement re management fees dated September 30, 1987 ("Subordination Agreement"), which Subordination Agreement provided, in part, that H. Belisle subordinate all monies owing from Borrower to H. Belisle in respect to management fees to all indebtedness owing from Borrower to Phoenix Leasing Incorporated.

                    K. That subsequent to the execution of the Note, Senior Loan Agreement, Amendment, Amended Note, Security Agreement, Stock Pledge Agreement, Spousal Consent, Mortgages, Guarantees, Subordination Agreement and any documents and instruments executed in connection therewith, all rights, obligations and duties thereunder were assigned by Phoenix Leasing Incorporated to Phoenix Leasing Cash Distribution Fund III. Phoenix Leasing Incorporated and Phoenix Leasing Cash Distribution Fund III are hereinafter collectively referred to as "Phoenix." Borrower, H. Belisle and B. Belisle are currently in default of the performance of their obligations to Phoenix. By virtue of said defaults, Phoenix has terminated making advances to Borrower under the Senior Loan Agreement, Amendment, Note and Amended Note, accelerated the unpaid balance of all indebtedness owed by Borrower to Phoenix, and declared all obligations and indebtedness of Borrower to Phoenix to be immediately due, owing and payable.

                    L. As of August 1, 1994, the unpaid principal balance owed under the Loan is $1,150,000.00, plus accrued and unpaid interest of $1,437,034.73, and other unpaid costs and expenses, including attorneys' fees and costs, all of which continue to accrue (which are individually and collectively referred to as the "Phoenix Obligations").

                    M. On June 9, 1994, Phoenix filed an action in the Superior Court of California, County of Marin against Borrower, H. Belisle and
B. Belisle entitled Phoenix Leasing, Incorporated, etc. v. Concept Cablevision of South Carolina, Inc., etc., et al., Marin County Superior Court Case
No. 160591 (the "Action") seeking to, inter alia, collect the outstanding amounts owed on the Loan.

                    N. After a review of the options and alternatives, Borrower, H. Belisle and B. Belisle hereby request Phoenix Concept to accept transfer of the Stock in full satisfaction of the Phoenix Obligations.

                    O. Phoenix is willing to agree to the transfer of the Stock to Phoenix Concept in full satisfaction of the Phoenix Obligations,

                                                                    E2 12 of 36

provided that Borrower, BCI, H. Belisle and B. Belisle, and each of them, enter into this Agreement and specifically acknowledge the defaults of Borrower to Phoenix, and make certain representations, warranties, waivers and agreements, and satisfy all conditions precedent to the effectiveness of this Agreement as provided for below. In connection with the transfer of the Stock, H. Belisle and BCI are willing to release all outstanding obligations owed to them by Borrower.

                    NOW, THEREFORE, in consideration of the above Recitals and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

                    1. Recitals and Loan Documents. The Recitals are incorporated herein by this reference, as are all exhibits and schedules, and the parties agree that the information recited above is true and correct. The Note, Senior Loan Agreement, Amendment, Amended Note, Security Agreement, Stock Pledge Agreement, Spousal Consent, Mortgages, Guarantees, Subordination Agreement, and any documents and instruments executed in connection therewith shall be individually and collectively referred to as "Loan Documents." The "Effective Date" of this Agreement shall be the date all conditions precedent of this Agreement have been satisfied or waived as the case may be. All terms not defined herein shall have the meanings given them in the Loan Documents.

                    2. Acknowledgment. Borrower, H. Belisle and B. Belisle, and each of them, acknowledge that they are in default under the Loan Documents according to their terms and that all said amounts have been accelerated and are immediately due and payable in full. Borrower, H. Belisle and B. Belisle, and each of them, specifically acknowledge and confirm that they have no valid offset or defense to the obligations evidenced by the Loan Documents, nor do Borrower or H. Belisle or B. Belisle, or any of them, have any valid claim or claims against Phoenix, and therefore Borrower, H. Belisle and B. Belisle, and each of them, acknowledge, admit and confirm that they do not have any legal right or theory on which to invoke or obtain legal or equitable relief, whether injunctive relief or otherwise, in order to abate, postpone or terminate enforcement by Phoenix of the obligations under the Loan Documents and specifically waive and relinquish any such right to legal or equitable relief to cause any such abatement, postponement or termination of enforcement proceedings.

                    3. Conditions Precedent. The parties understand and agree that satisfaction of all of the conditions precedent set forth below are essential to render this Agreement effective and that the failure to satisfy by September 30, 1994 all the conditions precedent of this Agreement set forth below shall render this Agreement null and void, unless Phoenix agrees in writing and in its sole and absolute discretion, opinion and judgment, to waive any such conditions precedent. The effectiveness of all terms and performances of this Agreement shall be subject to Phoenix and/or Phoenix Concept having received all of the following documents, agreements, certificates and other instruments, in a form satisfactory to Phoenix and Phoenix Concept in their sole and absolute discretion, opinion and judgment, or the following having occurred:

                         A.   The original Resignation of Officers and
Directors (as defined in Section 4 below) in the form attached hereto as Exhibit "D" and incorporated herein, fully executed and acknowledged;

                         B.   The Litigation List (as defined in Section 8
below) in the form attached hereto as Exhibit "E" and incorporated herein, fully executed and acknowledged;

                                                                    E2 13 of 36

                         C.   The original Environmental Agreement and
Indemnification, in the form attached hereto as Exhibit "F" and incorporated herein, fully executed and acknowledged;

                         D.   The original Covenant Not to Compete (as defined
in Section 4 below) in the form attached hereto as Exhibit "G" and incorporated herein, fully executed and acknowledged;

                         E.   The original Subscriber Report and Receivables
Certificate (as defined in Section 6 below) in the form attached hereto as Exhibit "H" and incorporated herein, fully executed and acknowledged;

                         F.   A resolution of Borrower evidencing approval and
authorization of the transactions contemplated hereunder and of the execution, delivery and performance of this Agreement, and each of the documents and instruments to be executed and/or delivered by Borrower, as the case may be;

                         G.   Evidence of the completion of all recordings and
filings as may be necessary or, in the opinion of Phoenix, necessary to complete the transfer of all right, title and interest in the Stock to Phoenix Concept;

                         H.   Certificate(s) of good standing showing that
Borrower is in good standing under the laws of the state of incorporation and/or formation and certificates indicating that Borrower has qualified to transact business; and

                         I.   The favorable opinion of Buchanan Ingersoll,
counsel to Borrower, H. Belisle and B. Belisle, in form and substance satisfactory to Phoenix and Phoenix Concept, which opines, in part, that the transactions which are the subject of this Agreement do not violate any federal or state securities laws which are applicable to the transactions hereunder.

                    4. Transfer of Stock in Full Satisfaction of Phoenix Obligations.

                         A.   Subject to the terms and conditions of this
Agreement and in partial consideration of the satisfaction of the Phoenix Obligations, H. Belisle hereby forthwith transfers to Phoenix Concept all right, title and interest in the Stock in full satisfaction of the Phoenix Obligations. Borrower, H. Belisle and B. Belisle, and each of them, specifically acknowledge and agree that such transfer of the Stock in full satisfaction of the Phoenix Obligations is a benefit to Borrower, H. Belisle and B. Belisle, and each of them, and that Phoenix and Phoenix Concept are acting in good faith.

                         B.   Borrower, H. Belisle and B. Belisle, and each of
them, hereby waive and renounce any right that they may have to notice of any proposals to transfer the Stock in full satisfaction of the Phoenix Obligations, including, but not limited to, any notice required under Uniform Commercial Code section 9505 and/or any notice requirement under California, South Carolina, Pennsylvania, Delaware or any other state law, and any notice requirement contained in the Loan Documents and/or Stock Pledge Agreement, and agree that any notice requirement shall be deemed to have occurred and been satisfied, fulfilled, terminated and waived by Borrower, H. Belisle and
B. Belisle, and each of them. Borrower, H. Belisle and B. Belisle, and each of them, further waive and renounce any right they may have to object to such transfer of the Stock to Phoenix Concept. Borrower, H. Belisle and B. Belisle, and each of them, further waive and renounce any and all rights they may have to redeem the Stock. Borrower, H. Belisle and B. Belisle, and each of them, hereby specifically agree and acknowledge that all such waivers are made after default.

                                                                    E2 14 of 36

                         C.   Borrower, H. Belisle and B. Belisle, and each of
them, hereby acknowledge and agree that H. Belisle has, without duress, voluntarily and freely relinquished possession and control of, and has previously delivered the Stock to Phoenix prior to the Execution Date of this Agreement. Borrower, H. Belisle and B. Belisle, and each of them, hereby consent and authorize Phoenix to turn over possession of the Stock to Phoenix Concept upon their execution of this Agreement (the "Execution Date"). Phoenix, Phoenix Concept and their agents and representatives shall be entitled, at all times and upon notice to Borrower before the Execution Date, to visit and inspect the Collateral and to conduct such tests and examinations as Phoenix and Phoenix Concept may wish, including, but not limited to, an audit, at Phoenix's expense, of the books and records of Borrower.

                         D.   Borrower, H. Belisle and B. Belisle, and each of
them, acknowledge and agree that Phoenix Concept has a legal right to accept transfer of the Stock and that such transfer shall remain, validly perfected, proper in all respects and in full force and effect. Borrower, H. Belisle and
B. Belisle, and each of them, acknowledge and agree that the transfer of the Stock to Phoenix Concept pursuant to the terms of this Agreement is not subject to and does not violate any provisions of any state and/or federal securities laws which currently are in effect, and that Phoenix has no obligation to comply with any such state and/or federal securities laws in order to consummate the transactions set forth in this Agreement.

                         E.   Borrower, H. Belisle and B. Belisle, and each of
them, agree not to object to the transfer of the Stock to Phoenix Concept nor to invoke or obtain legal or equitable relief, whether injunctive relief or otherwise, in order to abate, postpone or terminate such transfer. Borrower,
H. Belisle and B. Belisle, and each of them, hereby relinquish any right they may have to prevent the transfer of the Stock to Phoenix Concept, and acknowledge Phoenix Concept shall have an absolute right to accept transfer of the Stock in consideration of the forgiveness of the Phoenix Obligations.

                         F.   Borrower, H. Belisle and B. Belisle, and each of
them, specifically acknowledge and agree that the transfer of the Stock to Phoenix Concept in full satisfaction of the Phoenix Obligations constitutes a full and complete transfer of all right, title and interest in and to the Stock for fair and adequate consideration, in exchange for reasonably equivalent value and made in good faith, by and between Borrower, H. Belisle, B. Belisle, on the one hand, and Phoenix and Phoenix Concept, on the other hand.

                         G.   The transfer of the Stock to Phoenix Concept
shall be immediate and absolute, and after the Effective Date neither Borrower nor H. Belisle nor B. Belisle, or any of them, shall have (and none of them reserves) any right, title or interest of any kind whatsoever in or to the Stock, including, without limitation, any legal, beneficial or equitable interest, all of which are negated on the Effective Date. Borrower,
H. Belisle and B. Belisle, and each of them, represent and warrant that the transfer of the Stock is absolute and that Borrower, H. Belisle and B. Belisle do not have equitable or other liens on the Stock. Borrower, H. Belisle and
B. Belisle, and each of them, hereby waive and release (to the maximum extent permitted by law) any and all equitable, legal, beneficial or other rights, titles or interests, if any, which Borrower, H. Belisle, or B. Belisle or any of them, might have or otherwise have had after the Effective Date in connection with the Stock.

                         H.   Borrower, H. Belisle and B. Belisle, and each of
them, hereby represent and warrant that the value of the Stock is substantially less than the total outstanding balance of the Phoenix Obligations. Borrower,
H. Belisle, B. Belisle and Phoenix further specifically and individually agree that the valuation of the Stock has been fairly, justly and impartially established by appraisal and in open negotiations between the parties, without duress of any kind, and as a result of H. Belisle's voluntary offer to permit Phoenix to strictly foreclose upon the Stock in exchange for the forgiveness of

                                                                    E2 15 of 36

the Phoenix Obligations, following the inability of Borrower, H. Belisle and
B. Belisle and their agents and representatives to locate a willing and able buyer in the open market for the Collateral and/or the Stock at a purchase price greater than or equal to the sum of the Phoenix Obligations.

                         I.   Borrower, H. Belisle and B. Belisle, and each of
them, hereby represent and warrant to Phoenix and Phoenix Concept, and Phoenix and Phoenix Concept are relying thereon, that all of Borrower's debts, obligations and liabilities, including, but not limited to, all wages, salaries, bonuses, overtime pay, vacation pay, holiday pay, payroll taxes, employment fees, employment contracts, pension plan benefits, deferred compensation plan benefits, hospitalization benefits, life benefits, disability benefits, health insurance plans benefits or other employee benefits (except as to Phoenix) are set forth on Exhibit "J" attached hereto and incorporated herein. Borrower agrees to pay in the normal course of business all of the debts, obligations and liabilities listed on Exhibit "K" which are due and owing up to the Execution Date. H. Belisle and B. Belisle hereby agree to indemnify, defend and hold Phoenix, Phoenix Concept and Borrower harmless from and against any and all suits, claims, liabilities, losses, damages and costs, including attorneys' fees, interest and penalties, incurred by Phoenix and/or Phoenix Concept and/or Borrower as a result of or in connection with any liability for any amount of such debts, obligations and liabilities (i) which are not paid by Borrower as provided for on Exhibit "K"; and/or (ii) which are not disclosed on Exhibit "J" attached hereto and incorporated herein.

                         J.   Phoenix and/or Phoenix Concept does not directly
or indirectly assume any liability or responsibility for the performance, payment, discharge or other resolution of any liability, obligation, indebtedness, litigation, action, proceeding, contract, lien, security interest, encumbrance, claim or other problem or matter which has been created or assumed by Borrower, or which Borrower is involved in including, but not limited to, any wages, salaries or overtime pay, bonuses, vacation pay or holiday pay, payroll taxes, employment fees, employment contracts (or the retention or employment of any of Borrower's employees) and other benefits owing from Borrower, including, but not limited to, pension plans, deferred compensation plans, hospitalization, life, disability, health insurance plan or other employee benefit plan.

                         K.   In the event that this Agreement is not closed on
the Effective Date and Phoenix Concept returns the Systems and the Stock to Borrower and H. Belisle, respectively, Phoenix reserves (and continues to have) all of its rights, remedies and recourse, including, but not limited to, rights, remedies and recourse against Borrower, H. Belisle and B. Belisle, and each of them, including, but not limited to, those set forth in Section 7 below. In that event, Borrower, H. Belisle and B. Belisle, and each of them, shall remain liable and responsible on all of their liabilities and obligations to Phoenix. In the event this Agreement is set aside for any reason whatsoever and/or Phoenix Concept is required to return or restore any of the Stock transferred to Phoenix Concept, or any portion thereof, then all liabilities, obligations and indebtedness under the Loan Documents shall automatically be revived, reinstated and restored and shall exist as though such payments had never been made to Phoenix and/or the transfer of the Stock in satisfaction of Phoenix Obligations never occurred.

                         L.   Borrower, H. Belisle and B. Belisle, and each of
them, acknowledge and agree that:

                         (1)  As a consequence of the transfer of the Stock in
full satisfaction of the Phoenix Obligations described in this Agreement, Phoenix must file a Form 1099, Acquisition or Abandonment of Secured Property, with the Internal Revenue Service which (among other things) may require Phoenix to state the actual fair market value of the Stock as agreed to and to report any forgiveness of debt to Borrower;

                                                                    E2 16 of 36

                         (2)  The transfer of the Stock in full satisfaction of
the Phoenix Obligations is a compromise by Phoenix which, among other things, considers the fact that Phoenix was entitled to be paid under the Loan Documents in cash, without Phoenix and Phoenix Concept having to incur the significant carrying costs and risks associated with the Collateral and the Stock; and

                         (3)  Each party accepts the risks associated with the
valuation of Borrower's assets and the Stock and Borrower, H. Belisle and
B. Belisle, and each of them, shall have no right to any proceeds from any sale made by Phoenix Concept of the assets of Borrower and/or the Stock.

                         M.   Borrower, H. Belisle and B. Belisle, and each of
them, confirm, acknowledge and agree that all of H. Belisle's right, title and interest in and to the Stock owned by H. Belisle upon the Execution Date is being transferred to Phoenix Concept and that B. Belisle holds no right, title or interest in the Stock. Should any party discover subsequent to the Execution Date that any stock of Borrower was not included in the Stock transferred to Phoenix Concept, Borrower, H. Belisle and B. Belisle, and each of them, hereby confirm, acknowledge and agree that they will immediately take such action and execute such documents and instruments deemed necessary or advisable by Phoenix and/or Phoenix Concept, in their sole and absolute discretion, opinion and judgment, to transfer title to such omitted stock. H. Belisle and B. Belisle, and each of them, acknowledge and agree that they will indemnify and hold Phoenix and Phoenix Concept harmless from any costs and expenses incurred by Phoenix and Phoenix Concept including, but not limited to, attorneys' fees, in the event that it is necessary for Phoenix Concept and/or Phoenix to take additional steps to obtain title to such omitted stock.

                         N.   As partial consideration for the transfer of the
Stock in full satisfaction of the Phoenix Obligations, BCI, H. Belisle and
B. Belisle, and each of them, upon the Execution Date, shall execute and deliver that certain Covenant Not to Compete, in the form of Exhibit "G" attached hereto and incorporated herein ("Covenant"), which Covenant is given as partial consideration for the transfer of the Stock to Phoenix Concept in full satisfaction of the Phoenix Obligations. The Covenant shall provide, in part, that H. Belisle and B. Belisle shall not compete either directly or indirectly with Borrower within the area covered by the Systems and within 25 miles in the area contiguous and surrounding the Systems.

                         O.   Until the Execution Date, Borrower, H. Belisle
and B. Belisle shall continue to operate the Systems and maintain the assets of the Borrower diligently and in the same manner as Borrower, H. Belisle and
B. Belisle have been operating the Systems and shall not destroy, tamper with, modify or make unavailable any books and records relating to the operations of the Systems. Borrower and H. Belisle hereby agree to terminate the Management Agreement and any amendments, modifications, renewals or replacements thereof, and any other management agreements, as of the Execution Date. Neither Borrower nor Phoenix Concept nor Phoenix shall have any liability or responsibility of any kind or nature for the performance, payment, discharge of the Management Agreement or any other management agreements after the Execution Date.

                         P.   On or after the Execution Date, Phoenix Concept
shall operate the Systems in any manner it chooses in its sole and absolute discretion, opinion and judgment and neither Borrower, nor H. Belisle nor
B. Belisle shall have any right to participate in the operation and/or management of the Systems.

                         Q.   On the Execution Date, Borrower, H. Belisle and
B. Belisle, and each of them, shall deliver to Phoenix Concept all assets of the Borrower, all books, records and other data in Borrower's or H. Belisle's or B. Belisle's possession relating to the Collateral and the Stock, including, but not limited to, all monies in any bank, deposit, payroll and checking

                                                                    E2 17 of 36

accounts, customer lists, suppliers, cost sheets, employee lists, copy of payroll records and accounting records, plans, strand maps, house counts, maintenance records, market studies, copies of insurance policies, copies of any and all correspondence, reports, minute books, stock record books, memoranda, modifications and/or amendments by and among Borrower, H. Belisle,
B. Belisle and any telephone and/or utility company franchising authority, the FCC or any other governmental instrumentality and other documents reasonably requested by Phoenix Concept.

                         R.   All of the current officers of Borrower shall
execute and acknowledge and deliver to Phoenix Concept that certain resignation of officers and directors ("Resignation of Officers and Directors"), Exhibit "D", hereto of even date herewith, which Resignation of Officers and Directors provides, in part, that the current officers and directors of Borrower shall resign upon the Execution Date and shall not be entitled to any compensation from either Borrower or Phoenix or Phoenix Concept, or any of them, after the Execution Date;

                         S.   Borrower, H. Belisle and B. Belisle, and each of
them, acknowledge that upon the Execution Date of this Agreement, Phoenix Concept shall become the 100% and sole shareholder of Borrower and that immediately following the Execution Date, Phoenix Concept shall: (1) call a special meeting of Borrower and terminate the Borrower's current board of directors and elect a new board of directors; (2) call a special meeting of the new board of directors of Borrower and terminate the officers of the Borrower and elect new officers; (3) make any changes to the bylaws and articles of incorporation of Borrower which Phoenix Concept deems appropriate in its sole and absolute discretion, opinion and judgment; (4) have the sole and exclusive right to exercise all voting, consensual and other powers of ownership pertaining to the Stock and shall exercise such powers in such a manner as Phoenix Concept, in its sole and absolute discretion, opinion and judgment, shall determine to be necessary, appropriate or advisable; and (5) shall have the right to be paid and retain all dividends and other distributions on account of the Stock;

                         T.   On the Execution Date, Phoenix shall dismiss the
Action without prejudice; and

                         U.   Subsequent to the Effective Date, Borrower,
H. Belisle and B. Belisle, and each of them: (1) shall deliver such additional assignments, bills of sale, agreements, certificates, estoppel certificates, reports, approvals, instruments, consents and opinions as Phoenix and Phoenix Concept may request, in their sole and absolute discretion, opinion and judgment necessary to effectuate the transactions reflected in this Agreement; and (2) shall obtain and deliver to Phoenix Concept written consents, approvals, notifications, assignments and other documents and agreements from the towns of Holly Hill, St. George, Reevesville, Eutawville and the Counties of Orangeburg necessary for an operation of the Systems; and (3) shall obtain such agreements for the use of head end sites and public utility and municipal facilities including, without limitation, all necessary leases, pole attachment contracts, railroad crossing permits, easements, use permits and other agreements which are required for the operation of the Systems, all of which shall hereinafter be collectively referred to as the "Post Closing Consents". On or before ten days after Phoenix and Phoenix Concept's receipt of the Post Closing Consents, Phoenix shall (1) cancel and mark the Note and Amended Note "paid in full"; (2) return to H. Belisle and B. Belisle their original Guarantees; and (3) pay to H. Belisle and B. Belisle the sum of $190,000.00 in consideration for the releases provided by them hereunder.

                    5.   Costs and Expenses.

                    Except as provided in this Agreement, Borrower, H. Belisle,
B. Belisle and Phoenix shall each bear their own attorneys fees, costs and expenses arising out of the negotiation, execution, delivery and performance of

                                                                    E2 18 of 36

this Agreement, the dismissal of the Action, and the consummation of the transactions contemplated hereby.

                    6.   Security Deposits and Subscribers.

                         A.   Borrower, H. Belisle and B. Belisle, and each of
them, represent and warrant that as of September 1, 1994, the total deposits for cable equipment and credit balances due and owing to Borrower's subscribers are $ 3,790.00 ("Security Deposits"). Borrower, H. Belisle and B. Belisle, and each of them, represent and warrant that prior to the Execution Date, they shall not make any disbursements of the Security Deposits, except for legitimate refunds made by Borrower to Borrower's subscribers under binding written contracts between the parties.

                         B.   Borrower, H. Belisle and B. Belisle, and each of
them, shall execute, acknowledge and deliver that certain subscriber report and receivables certificate which shall set forth the total number of subscribers of the Borrower and receivables owed to the Borrower as of the date of this Agreement ("Subscriber Report and Receivables Certificate"), in the form of Exhibit "H", attached hereto and incorporated herein.

                         C.   Borrower, H. Belisle and B. Belisle, and each of
them, represent and warrant that Borrower possesses two Television Receive Only FCC licenses or registrations and no other FCC licenses or registrations.

                    7. New Litigation. In the event that the conditions precedent to this Agreement are not satisfied on or before September 30, 1994, Phoenix shall have the right, in its sole and absolute discretion, opinion and judgment, to file a new action in Marin County Superior Court or any other court having jurisdiction over Borrower, H. Belisle, or B. Belisle, or any of them, in order to collect the outstanding amounts owed on the Loan; provided, however, in that event nothing contained in this Agreement shall in any way prevent Borrower, H. Belisle, B. Belisle, or any of them, from raising any defenses and/or claims they consider appropriate in any such new action filed by Phoenix.

                    8. Borrower's, H. Belisle's and B. Belisle's Representations and Warranties. Except as specifically and expressly set forth in Exhibit "P" attached hereto and incorporated herein, Borrower, H. Belisle and B. Belisle, and each of them, represent and warrant to Phoenix and Phoenix Concept as of the Execution Date, and Phoenix and Phoenix Concept are relying thereon, as follows:

                         A.   Phoenix has a first-priority, perfected security
interest in the Collateral and the Stock by virtue of the Loan Documents;

                         B.   The security interest in the Collateral and the
Stock is valid, binding and enforceable, in accordance with the terms of the Loan Documents.

                         C.   The Collateral and the Stock have not been
pledged, hypothecated, encumbered or conveyed, except as to Phoenix pursuant to the Loan Documents and are owned by Borrower and H. Belisle, as applicable, free and clear of all security interests, claims, liens (voluntary or involuntary), encumbrances, judgment liens, leases and rights of others except as to Phoenix. Borrower, H. Belisle and B. Belisle, and each of them, further represent and warrant that H. Belisle has the full right, power and authority to transfer and deliver to Phoenix Concept, in accordance with this Agreement, the Stock free and clear of all liens, charges, claims, equities, restrictions, encumbrances, preemptive and other similar rights and that the transfer of the Stock does not constitute a breach or a violation of, or default under, any will, deed of trust, agreement or other instrument by which they are bound.

                                                                    E2 19 of 36

                         D.   The execution and carrying out of the provisions
of this Agreement and compliance with the provisions will not violate any provision of law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower pursuant to its articles of incorporation, bylaws, or any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or H. Belisle is a party or by which it is bound or affected;

                         E.   Borrower has an authorized capital of 1,000
shares of common stock, of which 100 are validly issued and outstanding, fully paid and nonassessable, all of which are held by H. Belisle and have been previously pledged to Phoenix. There are no outstanding stock options or warrants with respect to, or privileges or rights to purchase or subscribe for, any capital stock of Borrower, obligations or securities issued by Borrower convertible into shares of capital stock of Borrower, agreements provided for or relating to any options, warrants, purchase rights, privileges, convertible obligations, or securities to which the Borrower is a party, or any agreements by Borrower to issue, sell or acquire any of its capital stock.

                         F.   The following constitute the present officers and
directors of the Borrower:

                       (i)    H. Belisle - President,
                              Treasurer and Member of the
                              Board of Directors;

                      (ii)    B. Belisle - Vice President
                              and Secretary

                         G.   Attached hereto and incorporated herein by this
reference as though set forth in full as Exhibit "L" are statement of income and retained earnings of the Borrower for the fiscal year ending December 31, 1993 and quarter ending June 30, 1994 and a balance sheet of the Borrower as of the fiscal year ending December 31, 1993 and quarter ending June 30, 1994 (collectively referred to as "Financial Statements") which have been prepared by Borrower and present fairly and accurately the financial condition and results of the operation of the Borrower.

                         H.   Attached hereto as Exhibit "M" and incorporated
herein by this reference is a true and complete list, as of the date hereof, showing the names of all persons who are entitled to receive compensation from the Borrower for the fiscal year ending December 31, 1993 and the quarter ending June 30, 1994; the name of each bank in which the Borrower has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto and the names of all persons, if any, holding tax or other powers of attorney from the Borrower and a summary of the terms thereof.

                         I.   Except as to the extent reflected or reserved in
the Financial Statements attached hereto as Exhibit "L", the Borrower, as of the date of the Financial Statements, had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, known or unknown, including without limitation, tax liabilities due or to become due, and incurred in respect of or measured by the Borrower's income for any period up to such date, arising out of transactions entered into, or any state of facts existing prior thereto and/or personal property taxes and assessments owed to any state and county taxing authority.

                         J.   Since June 30, 1994, the Borrower has not:

                            (i) Incurred any obligation or liability, absolute or contingent, known or unknown, except current liabilities incurred in the ordinary course of business;

                                                                    E2 20 of 36

                           (ii)  Discharged or satisfied any lien or
                    encumbrance, or paid any obligation or liability, absolute or contingent, other than current liabilities shown on the Financial Statements, and current liabilities incurred since such date in the ordinary course of business;

                          (iii) Declared or paid any dividends, made any payment or distribution of any kind to shareholders, or purchased or redeemed or otherwise acquired any shares of capital stock;

                           (iv) Mortgaged, pledged, or subjected to lien, charge or other encumbrance, any of its assets, tangible or intangible;

                            (v)  Sold or transferred any of its tangible
                    assets, or canceled any debts or claims, except in the ordinary course of business;

                           (vi) Engaged in any transactions affecting its business or properties not in the ordinary course of business, or suffered any extraordinary losses or waived any rights of substantial value;

                          (vii)  Made or authorized any change in its
                    outstanding stock, or in its articles of incorporation or bylaws;

                         (viii) Granted or agreed to grant any increase in compensation to, or paid or agreed to pay any bonus to, or made any similar arrangement with any of its directors, officers, employees, or agents;

                         (ix) Suffered any damage, destruction, or loss (whether or not covered by insurance) materially and adversely affecting its properties or business; or

                            (x) Experienced any labor trouble, or any event or condition of any character, materially and adversely affecting its business or properties.

                         K.   Since June 30, 1994, there have been no material
changes in the assets, liabilities, business, or condition of the Borrower other than changes in the ordinary course of business, which changes have not adversely affected its business, properties, prospects, or condition.

                         L.   Except in each case as listed in Exhibit "N",
attached hereto and incorporated herein by this reference, the Borrower is not a party to any written or oral:

                            (i) Contract for the employment of any officer or individual employee;

                           (ii)  Contract with any labor union;

                          (iii) Contract for the purchase of materials, supplies, services, machinery, or equipment involving payment by the Borrower of more than $1,000.00 in each case, or more than $5,000.00 in the aggregate;

                           (iv) Contract continuing over a period of more than one year from the date hereof;

                                                                    E2 21 of 36

                            (v) Contract not terminable on thirty (30) days' notice or less without liability on the part of the Borrower;

                           (vi) Distributor, sales agency, or advertising contract, or contract for the sale of its products or services;

                          (vii)  Lease;

                         (viii)  Contract with any subcontractor;

                           (ix) Bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, insurance, or similar plan or practice, formal or informal, in effect with respect to its employees or others; or

                            (x) Contract not made in the ordinary course of business.

                         M.   Except as set forth in the Recitals hereto, the
Borrower has performed all obligations required to be performed by it to date, and is not in default under any contract, agreement, lease, commitment, indenture, mortgage, deed of trust, or other document to which it is a party.

                         N.   Borrower has filed all federal and state tax
returns which are required to be filed, and has paid all taxes which have become due pursuant to such returns or pursuant to any assessment received by Borrower. The amounts set up as a provision for taxes on the Financial Statements are sufficient for the payment of all accrued and unpaid federal, state, county, and local taxes of Borrower for the period ending on said date, and for all fiscal years prior thereto. Borrower acknowledges that Phoenix and/or Phoenix Concept do not have any knowledge of any tax deficiency proposed or threatened against the Borrower.

                         O.   Borrower is not a party to any contract or
agreement, or subject to any charter or other corporate restriction, which materially and adversely affects its business, property, assets, operations, or conditions, financial or otherwise, and Borrower is not a party to any contract or agreement for the sale, transfer, assignment, or other disposition of the Collateral, any of the assets of Borrower and/or any of the Systems.

                         P.   Borrower has complied with, and is complying
with, all applicable laws, orders, rules, and regulations promulgated by any federal, state, municipal, or other governmental authority relating to the operation and conduct of the property and business of Borrower, and there are no material violations of any such law, order, rule, or regulation existing or threatened. Borrower has not received any notices of violation of any applicable zoning regulation or order, or other law, order, regulation, or requirement relating to the operation of its business or to its properties. Borrower, H. Belisle and B. Belisle, and each of them, represent and warrant that they have conducted an appropriate inquiry into previous uses and ownership of the Systems, the property underlying the Systems and the Collateral, and after such inquiry, have determined that, except as otherwise disclosed to Phoenix in writing, the Collateral or the property underlying the Systems has never been used by Borrower, H. Belisle and B. Belisle and/or previous owners and/or operators in the disposal of or to refine, generate, manufacture, produce, store, handle, treat, transfer, release, process or transport any hazardous substance, except in compliance with all applicable state and federal environmental laws, and further represent and warrant that Borrower, H. Belisle and B. Belisle have never received a summons, citation, notice, directive, letter or other communication, written or oral, from the Environmental Protection Agency or other federal, state, or local governmental agency or instrumentality concerning any action or omission by Borrower,

                                                                    E2 22 of 36

H. Belisle or B. Belisle, or any of them, resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or otherwise disposing of hazardous substances in connection with the Collateral, the Systems, or the property underlying the Systems or the environment resulting in damages thereto or to fish, shellfish, wildlife, biota or other natural resources.

                         Q.   Borrower has good and sufficient title in and to
all of the assets listed on the Financial Statements or acquired by it after such date, other than inventories sold or otherwise disposed of in the ordinary course of business subsequent to such date; and such assets are in each case free and clear of all mortgages, liens, charges, encumbrances, equities, pledges, conditional sales agreements, or claims of any nature whatsoever, except as stated in the Financial Statements.

                         R.   The assets of Borrower are in good operating
condition and repair, and conform with all applicable ordinances, regulations, zoning, and other laws.

                         S.   All accounts receivable reflected in the
Financial Statements are current and collectible, except to the extent of the reservation for bad debts included therein, and to the extent that they have been collected since the date of the Financial Statements. All accounts receivable arising since the date of the Financial Statements, to the extent remaining unpaid as of the date hereof, are current and collectible.

                         T.   No representation or warranty contained herein,
and no statement made in any certificate or schedule furnished in connection with or attached to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty, or statement not misleading to a prospective purchaser of all of the capital stock of Borrower.

                         U.   Borrower is a Delaware corporation, in good
standing and duly organized and existing under the laws of the State of Delaware. Each person executing this Agreement and the documents and instruments executed in connection with this Agreement in a representative capacity has been duly authorized to execute said documents and instruments by all appropriate action and is empowered to do so;

                         V.   Borrower, H. Belisle and B. Belisle, and each of
them, agree that they will not (i) take any action which would interfere with the performance of this Agreement or the documents and instruments executed in connection with this Agreement by any of the parties hereto, (ii) take any action which would interfere with the efforts of Phoenix Concept to operate, use or manage the Systems in any way Phoenix Concept sees fit, or (iii) take any action to exercise rights, titles and interests of Phoenix Concept, which would adversely affect any of the rights provided for herein;

                         W.   This Agreement and the documents and instruments
executed in connection with this Agreement constitute legal, valid and binding obligations of Borrower and H. Belisle and B. Belisle, and each of them, as the case may be, to Phoenix;

                         X.   All actions, suits or proceedings pending, or to
the knowledge of Borrower, H. Belisle or B. Belisle, or any of them, after due inquiry and investigation, threatened or affecting Borrower, H. Belisle or
B. Belisle, or any of them, are described in the litigation list ("Litigation List") attached hereto as Exhibit "E" and incorporated herein. There are no actions, suits or proceedings pending, or to the knowledge of Borrower,
H. Belisle or B. Belisle, or any of them, after due inquiry and investigation, threatened against them or affecting Borrower, H. Belisle or B. Belisle, or actions, suits or proceedings involving the validity or enforceability of this Agreement, the documents and instruments executed in connection with this

                                                                    E2 23 of 36

Agreement or any of the Loan Documents or the priority of the liens thereof, at law or in equity, or before or by any governmental agency;

                         Y.   Borrower, H. Belisle or B. Belisle, or any of
them, are not aware, after due inquiry and investigation, of any matter, defect or problem existing with respect to the condition of the Systems, the Collateral or the Stock which has not been disclosed in writing to Phoenix prior to the Execution Date;

                         Z.   Borrower, H. Belisle and B. Belisle, and each of
them, have consulted their independent tax advisors, counsel and/or accountants to advise them with respect to the tax consequences of the transfer of the Stock to Phoenix Concept in full satisfaction of the Phoenix Obligations and each is aware of such tax consequences. Neither Phoenix nor Phoenix Concept shall have any responsibility or liability to Borrower, H. Belisle or
B. Belisle, or any of them, for the tax consequences to Borrower, H. Belisle or
B. Belisle, or any of them, which may result from the effects of consummation of this Agreement or the timing thereof, and neither Phoenix, Phoenix Concept nor any officer, employee, attorney or agent of Phoenix or Phoenix Concept has made any representation or warranty of any kind whatsoever or provided any advice to Borrower, H. Belisle or B. Belisle, or any of them, with respect to the tax consequences, if any, to Borrower, H. Belisle or B. Belisle, or any of them;

                         AA.  Borrower, H. Belisle or B. Belisle, or any of
them, has not made or suffered any transfer which constitutes a fraudulent or otherwise voidable transfer under Section 548 or any other provision of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended from time to time (the "Bankruptcy Code") or under any other applicable law. Borrower,
H. Belisle or B. Belisle, or any of them, have not made an assignment for the benefit of creditors, or suffered or applied for, or consented to the appointment of, any receiver, custodian or trustee for any of their property;

                         BB.  Phoenix Concept may sell any or all of the Stock
in any manner that it wishes without any notice to, or consent from, Borrower,
H. Belisle or B. Belisle, or any of them;

                         CC.  Borrower owns the entire fee interest in and to
the Real Properties, subject to no (1) purchase option, (2) lease or equitable estate or ownership interest, (3) right to purchase or possession of any other person or entity, or (4) other lien, claim, or encumbrance, except for those lien claims or encumbrances set forth in Exhibit "I" attached hereto and incorporated herein;

                         DD.  Borrower has an enforceable leasehold interest,
as lessee, in all of the Leases subject to the terms and conditions reflected in each individual Lease. There are no rights or powers in any entity or person which would terminate Borrower's leasehold interests and each said Lease is in full force and effect;

                         EE.  Borrower, H. Belisle or B. Belisle, or any of
them, have not filed any voluntary petition or have sought any other relief under the Bankruptcy Code, or under any other state or federal law granting relief to debtors. No involuntary petition has been filed against Borrower,
H. Belisle or B. Belisle, or any of them, by any person or entity under any provision of the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy or reorganization or other relief for debtors;

                         FF.  Neither Borrower nor H. Belisle nor B. Belisle is
a "foreign person" and Borrower, H. Belisle and B. Belisle are each a "United States Person" as such term is defined in Section 7701(a)(30) of the Internal Revenue Code, as amended (Title 26 of the United States Code);

                                                                    E2 24 of 36

                         GG.  Attached hereto as Exhibit "O" and incorporated
herein by this reference is a true and complete list of all of the personal and real property assets of the Borrower;

                         HH.  Borrower shall pay or will pay in full, to the
extent received by Borrower, all charges, bills and invoices for utilities, labor, goods, materials and services of any kind relating to the Systems for the period prior to the Execution Date as described in Exhibit "K" hereto;

                         II.  There are, and as of the Execution Date, there
will be, no pending or contemplated actions, suits, arbitrations, claims or proceedings, at law or in equity, affecting all or any portion of the Systems, Collateral and/or Stock. Borrower, H. Belisle and B. Belisle, or any of them, do not know, after due inquiry and investigation, of the existence of any threatened or contemplated actions, claims or proceedings or of the existence of any facts which might give rise to such actions, claims or proceedings;

                         JJ.  Borrower, H. Belisle and/or B. Belisle, and each
of them, have no knowledge of, after due inquiry and investigation, and have not received notice to the contrary, of any plan, study or effort which in any way would materially affect the use of the Systems, or any portion thereof, for its present uses or any intended public improvements which will result in any charge being levied against or any lien assessed upon the Systems;

                         KK.  No notices of violations of governmental
regulations relating to the Systems, Stock and/or Collateral have been issued to or entered against any Borrower or received by Borrower, H. Belisle or B. Belisle, or any of them, and, to the best of their knowledge, after due inquiry and investigation, no such violations exist. The present use and operation of the Systems are authorized by and in compliance with all governmental regulations. The improvements located at the Real Properties and the real property subject to the Leases are permitted, conforming structures under applicable zoning and building laws and ordinances and the present uses thereof are permitted, conforming uses under applicable zoning and building laws and ordinances.

                         LL.  All licenses, approvals, permits and certificates
from the authorities or private parties necessary for the operation of the Systems are possessed by Borrower.

                         MM.  Borrower, H. Belisle and/or B. Belisle, and each
of them, have no knowledge, after due inquiry and investigation, and have not received any notice that any taxes or that any special assessments or charges have been levied against the Systems and/or Real Properties or will result from work, activities or improvements done to the Real Properties by Borrower, H. Belisle and/or B. Belisle, or any of them.

                         NN.  Except as set forth in this Agreement, there will
be no change in the ownership, operation or control of the Systems and Collateral from the date hereof until the Effective Date;

                         OO.  To the best of Borrower's, H. Belisle's and B.
Belisle's knowledge, after due inquiry and investigation, there are no physical or mechanical defects or deficiencies in the condition of the Systems and Collateral or any part thereof;

                         PP.  To the best of Borrower's, H. Belisle's and B.
Belisle's knowledge, after due inquiry and investigation, there are no defects which will impair the present use and operation of the Systems, or any portion thereof. To the best of Borrower's, H. Belisle and B. Belisle's knowledge, after due inquiry investigation, the soil condition of the Real Properties are such that they will support all the improvements located thereon for their foreseeable life without the need for unusual or new subsurface excavations, fill, footings, or other installations;

                                                                    E2 25 of 36

                         QQ.  Borrower, H. Belisle and B. Belisle, and each of
them, have not received any notices from any insurance company of any defects or inadequacies in the Systems; and

                         RR.  Borrower, H. Belisle and B. Belisle, or any of
them, have not entered into any contracts for the sale of the Systems, the Stock and/or Collateral or any portion thereof or interest therein, nor do there exist any rights of first refusal, options to purchase or offers by Borrower to sell the Systems, the Stock and/or Collateral or any portion thereof.

                    All representations, warranties and covenants of the Borrower, H. Belisle and B. Belisle shall survive the execution of this Agreement and the consummation of the transfers provided for hereunder.

                    9. Phoenix's Representations and Warranties. Phoenix and Phoenix Concept represent and warrant to Borrower, H. Belisle and B. Belisle on the Execution Date, and they are relying thereon, as follows:

                         A.   Phoenix is a corporation duly organized, validly
existing and in good standing under the laws of the State of California and Phoenix Concept is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby; and

                         B.   Phoenix alone is the owner and holder of the Loan
Documents free and clear of all liens and Phoenix's execution of this Agreement does not require the authorization, consent, approval, order or license of any third party.

                    10. Covenants. In addition to any other covenants given by Borrower, H. Belisle and B. Belisle, or any of them, Borrower, H. Belisle and B. Belisle, and each of them, will:

                         A.   Execute any and all documents as Phoenix or
Phoenix Concept may request in connection with this Agreement;

                         B.   Cooperate fully with and assist Phoenix with
respect to the transfer of the Stock to Phoenix Concept;

                         C.   Deliver to Phoenix Concept all books, records and
data and the operating systems and software necessary to maintain and retrieve the books, records and data relating to the Stock and Collateral; and

                         D.   On or before the Execution Date, deliver the
Stock and all assets of Borrower to Phoenix Concept.

                    11. No Joint Venture, Management and Control. Notwithstanding any provision of this Agreement, any documents or instruments executed in connection with this Agreement and/or the Loan Documents:

                         A.   Prior to the Execution Date of this Agreement,
Phoenix or Phoenix Concept has not and shall not be construed to have been a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower, H. Belisle or
B. Belisle, or any of them, or any other persons or entities;

                         B.   Prior to the Execution Date of this Agreement,
Phoenix or Phoenix Concept shall not be deemed responsible to perform nor participate in any acts, omissions or decisions of Borrower, H. Belisle or
B. Belisle, or any of them; and

                                                                    E2 26 of 36

                         C.   Borrower, H. Belisle and B. Belisle, and each of
them, do not have any claims, causes of action or defenses to their respective obligations to Phoenix based on any allegations of management or control exercised by Phoenix and Phoenix Concept. Borrower, H. Belisle and B. Belisle, and each of them, acknowledge and agree that Phoenix and Phoenix Concept do not manage or control them in any way.

                    12.  Release of Phoenix and Phoenix Concept.

                         A.   Excepting only the obligations imposed by this
Agreement, Borrower, BCI, H. Belisle and B. Belisle, and each of them, do hereby forever, finally, fully, unconditionally and completely indemnify, release, relieve, acquit, remise, discharge, and hold harmless Phoenix Concept and Phoenix and their subsidiaries, parents, holding companies, partners, affiliates, successors, predecessors and assigns, and past and present employees, officers, directors, agents, representatives, attorneys, accountants, and shareholders, and each of them, each in their individual and representative capacities, from those certain claims, debts, liabilities, demands, obligations, promises, acts, agreements, liens, losses, costs and expenses (including, without limitation, attorneys' fees), damages, injuries, suits, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, at law or in equity based on, arising out of or pertaining to, any such matters, facts, cases, events or things alleged or set forth in Recitals A through O, inclusive, set forth above; the origination and/or administration and/or servicing and/or enforcement of the Loan Documents; all breaches or defaults under the Loan Documents; this Agreement; management fees and/or monies owed by Borrower to BCI, H. Belisle and/or B. Belisle; the transfer of the Stock to Phoenix Concept in full satisfaction of the Phoenix Obligations; and any claims arising under any provisions of the Bankruptcy Code, including, but not limited to, claims based upon or arising out of preferential transfers and/or fraudulent conveyances, or any part or portion thereof, all individually and collectively.

                         B.   Nothing contained in the release set forth in
this Section 12 shall effect the release of or exonerate any of Phoenix's obligations to H. Belisle and B. Belisle in connection with that certain loan made by Phoenix to Concept Cablevision of Indiana, Inc. on or about December 2, 1987, it being the intention of Phoenix, H. Belisle and B. Belisle that all such obligations shall remain in full force and effect and shall not in any way be affected, impaired, exonerated, modified or changed by the release set forth herein.

                         C.   Borrower, BCI, H. Belisle and B. Belisle, and
each of them, acknowledge and agree that each has been informed by its attorneys and advisors of, and each is familiar with and hereby expressly waives, any and all rights under section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any state of the United States, or of the United States, to the fullest extent that they may waive such rights and benefits. Section 1542 provides:

                    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                         D.   Borrower, BCI, H. Belisle and B. Belisle, and
each of them, acknowledge that each is aware that he, she or it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which each now knows or believes to be true, as to the matters released herein. Nevertheless, it is the intention of Borrower, BCI,
H. Belisle and B. Belisle, and each of them, through this release, to fully, finally and forever release all such matters, and all claims related thereto, which do now exist, may exist or heretofore have existed. In furtherance of

                                                                    E2 27 of 36

such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters, notwithstanding the discovery or existence of any such additional or different claims or facts related thereto by Borrower, BCI, H. Belisle and B. Belisle, or any of them. In entering into this Agreement, Borrower, BCI, H. Belisle, and B. Belisle, and each of them, do not rely upon any statement, representation or promise of any other party or any other person or entity, except as expressly stated in this Agreement.

                         E.   In entering into this Agreement and releases
provided for herein, Borrower, BCI, H. Belisle and B. Belisle, and each of them, assume the risk of any misrepresentation, concealment, or mistake, and if Borrower, BCI, H. Belisle and B. Belisle, or any of them, should subsequently discover that any facts Borrower, BCI, H. Belisle and B. Belisle, or any of them, relied upon in entering into this Agreement were untrue or that any facts were concealed from them, or that any understanding of the facts or of the law was incorrect, Borrower, BCI, H. Belisle and B. Belisle, or any of them, shall not be entitled to set aside this Agreement or the releases provided for herein by reason thereof, regardless of any claim of fraud, misrepresentation, promise made without the intention of performing it, concealment of fact, mistake of fact or law or any other circumstances whatsoever. Borrower, BCI, H. Belisle and B. Belisle, and each of them, and their attorneys, have made such investigation of the facts pertaining to this release as they deem necessary.

                         F.   Borrower, BCI, H. Belisle and B. Belisle, and
each of them, each individually and in their representative capacities, represent and warrant that each is the sole and lawful owner of all right, title and interest in and to every claim and other matter which each releases herein, and that each has not heretofore assigned or transferred, or purported to assign or transfer, to any individual, partnership, corporation, firm or entity any claims or other matters herein released. Borrower, BCI, H. Belisle and B. Belisle, and each of them, shall, jointly and severally, indemnify Phoenix and Phoenix Concept and defend and hold it harmless against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

                    13.  Release of H. Belisle and B. Belisle.

                         A.   Excepting the obligations, indemnities,
representations and warranties set forth in this Agreement, Phoenix does hereby forever, finally, fully, unconditionally and completely indemnify, release, relieve, acquit, remise, discharge, and hold harmless H. Belisle and B. Belisle from those certain claims, debts, liabilities, demands, obligations, promises, acts, agreements, liens, losses, costs and expenses (including, without limitation, attorneys' fees), damages, injuries, suits, actions and causes of action, of whatever kind or nature, whether known or unknown, suspected or unsuspected, contingent or fixed, at law or in equity, based on, arising out of or pertaining to, any such matters, facts, causes, events or things alleged or set forth in Recitals A through N, inclusive, set forth above.

                         B.   Nothing contained in the release set forth in
this Section 13 shall effect the release of, H. Belisle and/or B. Belisle, and/or exonerate H. Belisle and B. Belisle from any of their obligations to Phoenix in connection with that certain loan made by Phoenix to Concept Cablevision of Indiana, Inc. on or about December 2, 1987 including, but not limited to, the obligations evidenced by the certain guarantees executed by H. Belisle and B. Belisle, a stock pledge agreement executed by H. Belisle and the collateral assignment of a promissory note executed by B. Belisle, it being the intention of Phoenix, H. Belisle and B. Belisle that all such obligations shall remain in full force and effect, and shall not be in any way affected, impaired, exonerated, modified or changed by the release set forth herein.

                         C.   Phoenix acknowledges and agrees that it has been
informed by its attorneys and advisors of, and each is familiar with and, as to the matters released herein, hereby expressly waives, any and all rights under

                                                                    E2 28 of 36

section 1542 of the California Civil Code, and any similar statute, code, law or regulation of any state of the United States, or of the United States, to the fullest extent that it may waive such rights and benefits. Section 1542 provides:

                    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                         D.   Phoenix acknowledges that it is aware that it may
hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which it now knows or believes to be true, as to the matters released herein. Nevertheless, it is the intention of Phoenix through this release, to fully, finally and forever release all such matters, and all claims related thereto, which do now exist, may exist or heretofore have existed. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters, notwithstanding the discovery or existence of any such additional or different claims or facts related thereto by Phoenix. In entering into this Agreement, Phoenix does not rely upon any statement, representation or promise of any other party or any other person or entity, except as expressly stated in this Agreement.

                         E.   Phoenix represents and warrants that it is the
sole and lawful owner of all right, title and interest in and to every claim and other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any individual, partnership, corporation, firm or entity any claims or other matters herein released. Phoenix shall indemnify H. Belisle and B. Belisle and defend and hold them harmless against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

                    14.  Miscellaneous.

                         A.   Warranty of Accuracy of Recitals.  Borrower,
H. Belisle and B. Belisle, and each of them, hereby represent and warrant that the material contained in the Recital paragraphs, Recitals A through O above, has been reviewed in detail by them and they know of their own knowledge that such statements are accurate.

                         B.   Not a Novation.  This Agreement and the documents
and instruments executed in connection with this Agreement are not to be construed as a release or modification of any of the terms, conditions, warranties, waivers or rights set forth in the Loan Documents, except as provided by this Agreement.

                         C.   Survival of Warranties.  All agreements,
representations, and warranties made herein shall survive the execution and delivery of this Agreement and the documents and instruments executed in connection with this Agreement and will survive the transfer of the Stock to Phoenix Concept.

                         D.   Failure or Indulgence Not Waiver.  No failure or
delay on the part of Phoenix or Phoenix Concept in the exercise of any right, power, or privilege hereunder, under the documents or instruments referred to herein, including the Loan Documents, shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude a further exercise of any right, power or privilege.

                         E.   Notices.  Except for any notices required under
applicable law or this Agreement to be given in another manner:

                                                                    E2 29 of 36

                              (i) Any notice to Borrower, H. Belisle or B. Belisle shall be addressed as follows:

                         Helen and B. Richer Belisle
                         P. O. Box 1203
                         Coraopolis, PA  15108-1203
                         Fax No.: (412) 262-5518

                         With a copy to:

                         Buchanan Ingersoll
                         600 Grant Street, 57th Floor
                         Pittsburgh, PA  15219
                         Attention:  Hugh Van der Veer
                         Fax No.: (412) 562-9316

                             (ii) Any notice to Phoenix and/or Phoenix Concept shall be addressed as follows:

                         PHOENIX LEASING INCORPORATED
                         2401 Kerner Boulevard
                         San Rafael, California  94901
                         Attention: Gary Martinez, Sr. Vice President Fax No.: (415) 485-4551

                         With a copy to:

                         FRANDZEL & SHARE
                         A Law Corporation
                         100 Pine Street, 26th Floor
                         San Francisco, California 94111-5212
                         Attention:  Robert B. Kaplan, Esq.
                         Fax No.:  (415) 291-9153

                    All notices, requests, demands, directions, and other communications provided for in this Agreement must be in writing and must be mailed, telegraphed, delivered, or sent by telex, facsimile or cable to the appropriate party at that party's respective address set forth above; provided, however, that notice shall be deemed sufficient if actually received by the party regardless of the mode of transmission or delivery.

                         F.   Applicable Law.  This Agreement and the documents
and instruments required to be executed herein, except as otherwise expressly stated, and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California, except to the extent that Phoenix or Phoenix Concept has greater rights or remedies under federal law, in which case such choice of California law shall not be deemed to deprive Phoenix or Phoenix Concept of such rights and remedies as may be available under federal law.

                         G.   Assignability.  This Agreement shall be binding
upon and inure to the benefit of the parties, and their respective successors and assigns, except that Borrower's, H. Belisle's or B. Belisle's rights are not assignable without the prior written consent of Phoenix, which Phoenix may give or withhold in its sole and absolute discretion, opinion and judgment. Borrower's, H. Belisle's or B. Belisle's obligations hereunder shall not be delegated, assumed or transferred.

                         H.   Expenses and Fees.  In the event that Phoenix or
Phoenix Concept employs attorneys to remedy, prevent or obtain relief from a breach and/or default of this Agreement or the documents and instruments executed in connection with this Agreement, or arising out of a breach and/or default of this Agreement or the documents and instruments executed in connection with this Agreement or in connection with, or contesting the

                                                                    E2 30 of 36

validity of, this Agreement, any of the terms, covenants, provisions, and/or any conditions hereof or thereof or of any of the matters referred to herein, Phoenix and Phoenix Concept shall be entitled to be reimbursed for all of their reasonable attorneys' fees, whether or not suit is filed, and including, without limitation, those incurred in each and every action, suit or proceeding, appeals and petitions therefrom, and all fees and costs incurred by Phoenix or Phoenix Concept. In the event Phoenix or Phoenix Concept employs attorneys in connection with any bankruptcy proceeding, Phoenix and Phoenix Concept shall be entitled to be reimbursed for all of their reasonable attorneys' fees, whether or not suit is filed, including, without limitation, bankruptcy appeals and petitions therefrom, and all fees and costs incurred by Phoenix or Phoenix Concept, as provided for by applicable bankruptcy law. In the event that Phoenix and/or Phoenix Concept obtains a judgment in connection with the enforcement or interpretation of this Agreement, Phoenix and Phoenix Concept shall be entitled to recover from Borrower, H. Belisle and B. Belisle, and each of them, all costs and expenses incurred in connection with the enforcement of such judgment, including, without limitation, attorneys' fees, whether incurred prior to or after the entry of the judgment. The provisions of this Section 14H. are severable from the other provisions of this Agreement and the documents and instruments executed in connection with this Agreement, shall survive the entry of any judgment referred to herein and shall not be deemed merged into any judgment.

                         I.   Modifications and Amendments.  This Agreement may
only be modified or amended by written agreement duly executed by the party to be charged.

                         J.   Integration.  This Agreement, the documents and
instruments referred to herein and the Loan Documents constitute the entire agreement of the parties hereto relative to the subject matter hereof. This Agreement, together with the documents and instruments executed in connection with this Agreement and the Loan Documents, is intended by the parties as a final expression of their agreement and is intended as a complete and exclusive statement of the terms and conditions thereof. Acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant in determining the meaning of this Agreement, even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement and the documents and instruments referred to herein. All prior discussions and negotiations have been and are merged and integrated into and are superseded by this Agreement and the documents and instruments executed in connection herewith.

                         K.   Severability.  If any provision of this Agreement
is found to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by severance from this Agreement.

                         L.   Acknowledgment.

                         (1)  Borrower, H. Belisle and B. Belisle, and each of
them, represent and warrant, and Phoenix and Phoenix Concept are relying thereon, that all of the terms, conditions, waivers, warranties and promises set forth in this Agreement are reasonable.

                         (2)  Borrower, H. Belisle and B. Belisle, and each of
them, further represent and warrant, and Phoenix is relying thereon, as follows:

                                                                    E2 31 of 36

                              (A) Borrower, H. Belisle and B. Belisle, and each of them, have: (i) received independent legal advice from attorneys of their choice with respect to the advisability of executing this Agreement and the documents and instruments executed in connection with this Agreement; (ii) prior to the execution of this Agreement and the documents and instruments executed in connection with this Agreement, reviewed this Agreement and the documents and instruments executed in connection with this Agreement with their respective attorneys; and (iii) carefully discussed this Agreement and the documents and instruments executed in connection with this Agreement with their respective attorneys;

                              (B) Except as expressly stated in this Agreement and the documents and instruments executed in connection with this Agreement, neither Phoenix, Phoenix Concept nor any other person or entity has made any statement or representation to Borrower, H. Belisle and B. Belisle, or any of them, regarding facts which are relied upon by Borrower, H. Belisle and B. Belisle, and each of them, in entering into this Agreement and the documents and instruments executed in connection with this Agreement;

                              (C) Borrower, H. Belisle and B. Belisle, and each of them, do not rely upon any statement, representation or promise of Phoenix or Phoenix Concept or any other person or entity in executing this Agreement and the documents and instruments executed in connection with this Agreement, except as expressly stated in this Agreement and the documents and instruments executed in connection with this Agreement; and

                              (D) The terms of this Agreement are contractual and not a mere recital.

                         (3)  This Agreement and the documents and instruments
executed in connection with this Agreement have been carefully read by, the contents hereof are known and understood by, and they are signed freely and without duress by Borrower, H. Belisle and B. Belisle, and each of them.

                         (4)  This Agreement and the releases contained herein
are intended to be final and binding between the parties hereto, and each party expressly relies on the finality of this Agreement and the documents and instruments executed in connection with this Agreement as a substantial, material factor inducing that party's execution of this Agreement and the documents and instruments executed in connection with this Agreement.

                         M.   Rights of Third Parties.  Except as expressly
provided herein, nothing contained in this Agreement or the documents and instruments executed in connection with this Agreement is intended, nor shall it be construed or deemed, to confer any rights, powers or privileges on any person, firm, partnership, corporation or other entity not an express party hereto or a successor-in-interest, or any person or entity being released pursuant to Sections 12 and 13 above.

                         N.   Construction.  Section headings used in this
Agreement are for convenience only and shall not affect the construction of this Agreement. All representations, warranties conditions and covenants made in this Agreement by Borrower, H. Belisle and B. Belisle, and each of them, are made in their individual and representative capacities. All schedules and

                                                                    E2 32 of 36

exhibits to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by reference. Any reference to this Agreement or any other document shall include such document both as originally executed and as it may from time to time be supplemented and modified. References herein to paragraphs, articles, sections and exhibits shall be construed as references to this Agreement unless a different document is named. The term "document" is used in its broadest sense and encompasses agreements, certificates, opinions, consents, instruments and other written material of every kind. The terms "including" and "include" shall mean "including (include), without limitation." The obligations of Borrower, H. Belisle and B. Belisle, and each of them, hereunder are joint and several. Whenever the context so requires, the masculine gender shall include the feminine or neuter, and the singular number shall include the plural, and vice versa.

                         O.   Counterparts.  This Agreement may be executed in
one or more counterparts but all of the counterparts shall constitute one Agreement. This Agreement shall not be effective and enforceable unless and until it is executed by Phoenix.

                         P.   Neutral Interpretation.  This Agreement and the
documents and instruments executed in connection with this Agreement constitute the product of the negotiation of the parties hereto, and the enforcement hereof shall be interpreted in a neutral manner and not more strongly for or against any party based upon the source of the draftsmanship hereof.

                         Q.   No Representations by Phoenix or Phoenix Concept.
Except as specifically and expressly set forth above, by accepting or approving anything required to be observed, performed or fulfilled, or to be given to Phoenix or Phoenix Concept pursuant hereto or pursuant to any of the documents or instruments executed in connection with this Agreement or the Loan Documents, Phoenix or Phoenix Concept shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Phoenix or Phoenix Concept.

                         R.   Authority to File and Record Notices.  Borrower,
H. Belisle and B. Belisle, and each of them, irrevocably appoint, designate and authorize Phoenix and Phoenix Concept (and any of their officers, employees or agents) as their agent (said agency being coupled with an interest) to file for record any notices that Phoenix and Phoenix Concept deem necessary or desirable to protect their interests hereunder, under any documents or instruments executed in connection with this Agreement or under the Loan Documents, or to endorse the names of Borrower, H. Belisle and B. Belisle, or any of them, on any checks, notes, acceptances, money orders, drafts, UCC financing statements, deeds of trust, modifications, amendments, or other documents or instruments, and to do all acts necessary to carry out the intent of this Agreement.

                         S.   No Admission of Liability.  Nothing contained
herein shall be construed as an admission by Phoenix or Phoenix Concept of any liability of any kind, all such liability being expressly denied.

                         T.   Risk of Loss.  Until the Effective Date,
Borrower, H. Belisle and B. Belisle, and each of them, shall have the risk of loss by reason of fire, explosion, earthquake, windstorm, accident, flood, act of God, war, seizure or activities of the armed forces, or other casualty, ordinary wear and tear excepted, of any of the Collateral.  If such loss or damage shall be sufficiently substantial to preclude the resumption of normal operation or a substantially complete restoration of service to more than 100 subscribers within 60 days, Borrower shall immediately notify Phoenix in writing.  Phoenix, at any time within 10 days after receipt of such notice, as its sole remedy may elect to either (i) accept the proceeds of any insurance coverage, if any, relating to the Collateral, and consummate the transactions

                                                                    E2 33 of 36

contemplated by this Agreement or (ii) terminate this Agreement. In the latter event, Phoenix and Phoenix Concept shall be fully released and discharged from any and all obligations under this Agreement.

                         U.   No Broker.  There is no brokerage or sales
commission or finder's or other such fee to be paid in connection with the closing of the transactions contemplated in this Agreement and/or any sale of the Systems. Borrower, H. Belisle and B. Belisle, and each of them, agree and warrant to Phoenix and Phoenix Concept and Phoenix and Phoenix Concept are relying thereon, that no broker, finder or any other person can or will claim a right to a commission, finder's fee or other compensation respecting the transfer of the Stock to Phoenix Concept and/or the transfer of the Collateral and Systems to a third party. Borrower, H. Belisle and B. Belisle, and each of them, further represent and warrant to Phoenix and Phoenix Concept, and Phoenix and Phoenix Concept are relying thereon, that neither H. Belisle, Belisle, Inc., nor B. Belisle, nor Belisle Communications, Inc. nor any of them are entitled to any brokerage or sales commission or finder's or other such fee to be paid in connection with the closing of the transactions contemplated in this Agreement or any other transactions relating to the sale of the Systems. Borrower, H. Belisle and B. Belisle, and each of them, shall, jointly and severally, indemnify and hold Phoenix and Phoenix Concept harmless from and against any loss, cost, expense, claim, cause of action or liability of any kind (including, but not limited to, court costs and attorneys' fees), resulting from any claim for a fee, commission or compensation by any such broker, finder or other person in connection with the transfer of the Stock or any other transactions contemplated in this Agreement.

                         V.   WAIVER OF RIGHT TO JURY TRIAL.  BORROWER, BCI,
H. BELISLE AND B. BELISLE, AND EACH OF THEM, HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT (WHETHER ARISING UNDER THE CONSTITUTION OF THE UNITED STATES, THE STATE OF CALIFORNIA OR ANY OTHER STATE, OR ANY FOREIGN JURISDICTION, UNDER ANY STATUTES REGARDING OR RULES OF CIVIL PROCEDURE APPLICABLE IN ANY STATE OR FEDERAL OR FOREIGN LEGAL PROCEEDING, UNDER COMMON LAW, OR OTHERWISE) TO DEMAND OR HAVE A TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE DOCUMENTS AND INSTRUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH OR RELATED TO OR INCIDENTAL TO THE DISCUSSIONS, DEALINGS OR ACTIONS OF SUCH PERSONS OR ANY OF THEM (WHETHER ORAL OR WRITTEN) WITH RESPECT THERETO, OR TO THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH SUCH PERSON HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY TRIAL COURT WITHOUT A JURY, AND THAT PHOENIX OR PHOENIX CONCEPT MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF BORROWER'S, BCI'S,
H. BELISLE'S AND B. BELISLE'S WAIVER OF RIGHT TO TRIAL BY JURY.  BORROWER, BCI,
H. BELISLE AND B. BELISLE, AND EACH OF THEM, ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND EACH OTHER PROVISION OF EACH OTHER RELATED DOCUMENT TO WHICH IT IS A PARTY AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR PHOENIX ACCEPTING THIS AGREEMENT. BY WAIVING A JURY TRIAL, BORROWER, BCI, H. BELISLE AND B. BELISLE, AND EACH OF THEM, INTEND CLAIMS AND DISPUTES TO BE RESOLVED BY A JUDGE ACTING WITHOUT A JURY IN ORDER TO AVOID THE DELAYS, EXPENSE AND RISKS OF MISTAKEN INTERPRETATIONS WHICH EACH PARTY ACKNOWLEDGES TO BE GREATER WITH JURY TRIAL THAN WITH NON-JURY TRIALS.

                    Initials:   /s/BRB   /s/HPB     /s/HPB       /s/HPB
                                ------   ------     ------       ------
                                                 /s/President  /s/President
                         W.   Confidentiality.  Borrower, H. Belisle and B.
Belisle, and each of them, promise and agree to keep the terms of this Agreement confidential, and not to reveal the terms, or any of the provisions of this Agreement and agree to exercise the same degree of care to keep the terms and provisions of this Agreement confidential that they would normally exercise for their own confidential information.

                                                                    E2 34 of 36

                         X.   Scope of and Termination of Indemnities.  In the
event that it is necessary for Phoenix and/or Phoenix Concept to pursue any claims against H. Belisle and B. Belisle, or any of them, as a result of any indemnities set forth in this Agreement in favor of Phoenix and/or Phoenix Concept, Phoenix and Phoenix Concept agree that in the event they determine, in their sole and absolute discretion, opinion and judgment, that potential insurance coverage exists with respect to the claims which are the subject of said indemnities, Phoenix and/or Phoenix Concept shall make a claim on the insurance policy or policies. In the event that any such claim is not paid within 90 days after it is made on the insurance policy or policies, then Phoenix and/or Phoenix Concept shall therefore be free to exercise all rights and remedies available at law, equity and otherwise to enforce the indemnities provided in this Agreement without further notice to H. Belisle and B. Belisle, or any of them. All of the indemnities provided in this Agreement by H. Belisle and B. Belisle, and each of them, in favor of Phoenix and Phoenix Concept, shall survive the closing of this Agreement for a period of three years from the Effective Date and then expire, unless prior to the end of such period, Phoenix and/or Phoenix Concept shall have made a specific written claim or claims upon H. Belisle and B. Belisle, or any of them, based upon such indemnifications, whereupon such indemnifications shall continue, but only with respect to such specific written claim or claims; provided, however, in the event that Phoenix Concept closes a sale of all of the Systems on or before two years from the Effective Date, then the indemnities set forth in this Agreement shall survive the closing of this Agreement for a period of two years from the Effective Date and then expire, unless prior to the end of such two year period, Phoenix and/or Phoenix Concept shall have made a specific written claim or claims upon H. Belisle and B. Belisle, or any of them, based upon such indemnifications, whereupon such indemnifications shall continue, but only with respect to such specific written claim or claims.

                    Y. Payment of Obligations Owed by Borrower to the Small Business Administration. Phoenix Concept agrees, that subsequent to the Execution Date, it will cause Borrower to pay to the Small Business Administration the outstanding amounts owed by Borrower thereto which Borrower,
H. Belisle and B. Belisle have represented to Phoenix and Phoenix Concept do not exceed the total sum of $18,162.86, inclusive of all outstanding principal, interest, attorneys' fees, costs and other collection charges. Phoenix shall indemnify H. Belisle and B. Belisle, and each of them, and defend and hold them harmless in an amount not to exceed the total sum of $20,000.00, inclusive of all principal, interest, attorneys' fees, costs and other collections charges, in the event that Phoenix Concept fails to cause Borrower to pay to the Small Business Administration the amounts owed by Borrower thereto.

                    IN WITNESS WHEREOF, the parties hereto and their respective attorneys have approved and executed this Agreement on the dates set forth opposite their respective signatures.

                                                                    E2 35 of 36

Dated:  September 15, 1994                CONCEPT CABLEVISION OF SOUTH
        ------------                      CAROLINA, INC., formerly Belisle
                                          Communications, Inc., a Delaware
                                          corporation

                                              By:   /s/ Helen P. Belisle
                                                    --------------------
                                              Its:  President


Dated:  September 15, 1994                /s/ Helen P. Belisle
        ------------                      --------------------
                                          HELEN P. BELISLE


Dated:  September 15, 1994                /s/ B. Richer Belisle
        ------------                      ---------------------
                                          B. RICHER BELISLE


Dated:  September 15, 1994                BELISLE COMMUNICATIONS, INC.,
        ------------                      a Delaware corporation


                                              By:   /s/ Helen P. Belisle
                                                    --------------------
                                              Its:  President


Dated:  September 15, 1994                PHOENIX LEASING INCORPORATED,
        ------------                      a California corporation


                                              By:   /s/ Gary Martinez
                                                    -----------------
                                              Its:  Sr. V.P.


Dated:  September 15, 1994                PHOENIX CONCEPT CABLEVISION, INC.,
        ------------                      a Nevada Corporation


                                              By:   /s/ Gary Martinez
                                                    -----------------
                                              Its:  Sr. V.P.


Dated:  September 15, 1994                PHOENIX LEASING CASH DISTRIBUTION
        ------------                      FUND III, a California limited
                                          partnership


                                    By:  PHOENIX LEASING INCORPORATED,
                                         a California corporation, its
                                         general partner

                                               By:   /s/ Gary Martinez
                                                     -----------------
                                               Its:  Sr. V.P.

                                                                    E2 36 of 36

APPROVED AS TO FORM
AND CONTENT:

Dated:  September 15, 1994
        ------------

BUCHANAN INGERSOLL


By:/s/ Hugh Van Der Veer
   ---------------------
   HUGH VAN DER VEER
   Attorneys for Borrower, BCI,
   H. Belisle and B. Belisle


Dated:  September 15, 1994
        ------------

FRANDZEL & SHARE
A Law Corporation


By:/s/ Robert B. Kaplan
   --------------------
   ROBERT B. KAPLAN
   Attorneys for Phoenix and
   Phoenix Concept